UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR (G) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                             ICAHN ENTERPRISES L.P.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                 13-3398766
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

767 FIFTH AVENUE, SUITE 4700, NEW YORK, NY                         10153
(Address of principal executive offices)                         (Zip Code)


If  this  Form  relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If  this  Form  relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities  Act  registration  statement file number to which this form relates:
Not  applicable


Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                               Name of each exchange on which
to be so registered                               each class is to be registered
-------------------                               ------------------------------
DEPOSITARY UNITS REPRESENTING                      THE NASDAQ STOCK MARKET LLC
LIMITED PARTNER INTERESTS


Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE
                                (Title of class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

This Form 8-A is being filed in connection with Icahn Enterprises L.P.'s (the "Company") listing of its depositary units representing limited partner interests ("depositary units") pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, on the NASDAQ Global Select Market commencing on or about December 12, 2011. The Company is voluntarily delisting the depositary units from the New York Stock Exchange effective as of the close of business on or about December 9, 2011.

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

The securities to be registered hereby are the depositary units. The Company is a master limited partnership formed in Delaware on February 17, 1987. Our general partner is Icahn Enterprises G.P. Inc. (the "General Partner"), a Delaware corporation, which is indirectly wholly owned by Carl C. Icahn. We own our businesses and conduct our investment activities through a subsidiary limited partnership, Icahn Enterprises Holdings L.P. ("Holdings"), in which we own a 99% limited partnership interest, and its subsidiaries. The General Partner also acts as the general partner for Holdings. The General Partner has a 1% general partnership interest in each of us and Holdings.

As of December 9, 2011, affiliates of Mr. Icahn beneficially owned 79,238,262 depositary units, representing approximately 92.6% of the outstanding depositary units. In light of this ownership position, the board of directors of the General Partner has determined that we are a "controlled company" for the purposes of the listing standards of both NYSE and NASDAQ and therefore are not required to have a majority of independent directors or to have compensation and nominating committees consisting entirely of independent directors. The General Partner's board of directors presently consists of three independent directors and the audit committee consists entirely of independent directors.

The following is a summary of the material provisions of the amended and restated agreement of limited partnership, dated as of May 12, 1987, as amended (the "Partnership Agreement"), and the depositary agreement, dated as July 1, 1987, as amended (the "Depositary Agreement"), entered into by and among the Company, the Registrar and Transfer Company, as depositary (the "Depositary"), and the unitholders, insofar as they relate to the material terms of the depositary units, copies of which are incorporated herein by reference. This summary does not purport to be complete and is qualified in its entirety by reference thereto. The Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"), as amended, also affects the terms of the depositary units.


                        DESCRIPTION OF DEPOSITARY UNITS

GENERAL

The depositary units represent limited partner interests in the Company. The percentage interest in the Company represented by a depositary unit is equal to the ratio it bears at the time of such determination to the total number of depositary units in the Company (including any undeposited depositary units) outstanding, multiplied by 99%, which is the aggregate percentage interest in the Company of all holders of depositary units. Each depositary unit evidences entitlement to a portion of the Company's distributions and an allocation of the Company's net income and net loss, as determined in accordance with the Partnership Agreement. We are authorized to issue additional depositary units or other securities from time to time to unitholders or additional investors without the consent or approval of holders of depositary units ("unitholders"). There is no limit to the number of depositary units or additional classes of securities, including preferred units, that may be issued. The board of directors of the General Partner has the power, without any further action by the unitholders, to issue securities with such designations, preferences and relative, participating or other special rights, powers and duties, including rights, powers and duties senior to existing classes of depositary units. The depositary units have no preemptive rights.

TRANSFER  OF  DEPOSITARY  UNITS

Until a depositary unit has been transferred on the books of the Depositary, we and the Depositary will treat the record holder of the unit as the absolute owner for all purposes. A transfer of depositary units will not be recognized by the Depositary or us unless and until the transferee of the depositary units, or a subsequent transferee, executes and delivers a transfer application to the Depositary. Transfer applications appear on the back of each depositary receipt and also will be furnished at no charge by the Depositary upon receipt of a request for it. By executing and delivering a transfer application to the Depositary, a subsequent transferee automatically requests admission as a substituted unitholder in the Company, agrees to be bound by the terms and conditions of the Partnership Agreement and grants a power of attorney to the General Partner.

On a monthly basis, the Depositary will, on behalf of subsequent transferees who have submitted transfer applications, request the General Partner to admit such subsequent transferees as substituted limited partners of the Company. If the General Partner consents to such substitution, a subsequent transferee will be admitted to the Company as a substituted limited partner upon the recordation of such subsequent transferee's name in our books and records. Upon admission, which is in the sole discretion of the General Partner, it will be entitled to all of the rights of a limited partner under the Delaware Revised Uniform
Limited Partnership Act (the "Delaware Act"), and pursuant to the Partnership Agreement.

A subsequent transferee will, after submitting a transfer application to the Depositary but before being admitted to the Company as a substituted unitholder of record, have the rights of an assignee under the Delaware Act and the Partnership Agreement, including the right to receive its pro rata share of distributions. A subsequent transferee who does not execute and deliver a transfer application to the Depositary will not be recognized as the record holder of depositary units and will only have the right to transfer or assign its depositary units to a purchaser or other transferee. Therefore, such subsequent transferee will neither receive distributions from the Company nor be entitled to vote on partnership matters or any other rights to which record holders of depositary units are entitled under the Delaware Act or pursuant to the Partnership Agreement. Distributions made in respect of the depositary units held by such subsequent transferees will continue to be paid to the transferor of such depositary units.

A subsequent transferee will be deemed to be a party to the Depositary Agreement and to be bound by its terms and conditions whether or not such subsequent transferee executes and delivers a transfer application to the Depositary. A transferor will have no duty to ensure the execution of a transfer application by a subsequent transferee and will have no liability or responsibility if such subsequent transferee neglects or chooses not to execute and deliver the transfer application to the Depositary. Whenever depositary units are transferred, the transfer application requires that a subsequent transferee answer a series of questions. The required information is designed to provide us with the information necessary to prepare our tax information return.

WITHDRAWAL OF DEPOSITARY UNITS FROM DEPOSIT

A unitholder may withdraw from the Depositary the depositary units represented by its depositary receipts upon written request and surrender of the depositary receipts evidencing the depositary units in exchange for a certificate issued by us evidencing the same number of depositary units. A subsequent transferee is required to become a unitholder of record before being entitled to withdraw depositary units from the Depositary. Depositary units which have been withdrawn from the Depositary, and therefore are not evidenced by depositary receipts, are not transferable except upon death, by operation of law, by transfer to us or redeposit with the Depositary. A holder of depositary units withdrawn from deposit will continue to receive its respective share of distributions and allocations of net income and losses pursuant to the Partnership Agreement. In order to transfer depositary units withdrawn from the Depositary other than upon death, by operation of law or to the Company, a unitholder must redeposit the certificate evidencing such withdrawn depositary units with the Depositary and request issuance of depositary receipts representing such depositary units, which depositary receipts then may be transferred. Any redeposit of such withdrawn depositary units with the Depositary requires 60 days' advance written notice and payment to the Depositary of a redeposit fee initially $5.00 per 100 depositary units or portion thereof, and will be subject to the satisfaction of certain other procedural requirements under the Depositary Agreement.

REPLACEMENT OF LOST DEPOSITARY RECEIPTS AND CERTIFICATES

A unitholder or subsequent transferee who loses or has its certificate for depositary units or depositary receipts stolen or destroyed may obtain a replacement certificate or depositary receipt by furnishing an indemnity bond and by satisfying certain other procedural requirements under the Depositary Agreement.

AMENDMENT OF DEPOSITARY AGREEMENT

Subject to the restrictions described below, any provision of the Depositary Agreement, including the form of depositary receipt, may, at any time and from time to time, be amended by the mutual agreement of us and the Depositary in any respect deemed necessary or appropriate by them, without the approval of the holders of depositary units. No amendment to the Depositary Agreement, however, may impair the right of a holder of depositary units to surrender a depositary receipt and to withdraw any or all of the deposited depositary units evidenced by a depositary receipt or to redeposit depositary units pursuant to the Depositary Agreement and receive a depositary receipt evidencing redeposited depositary units.

The Depositary will furnish notice to each record holder of a depositary unit, and to each securities exchange on which depositary units are listed for trading, of any material amendment made to the Depositary Agreement. Each record holder of a depositary unit at the time any amendment of the Depositary Agreement becomes effective will be deemed, by continuing to hold the depositary unit, to consent and agree to the amendment and to be bound by the Depositary Agreement, as so amended.

The Depositary will give notice of the imposition of any fee or charge, other than fees and charges provided for in the Depositary Agreement, or change to the fees and charges, upon record holders of depositary units to any securities exchange on which the depositary units are listed for trading and to all record holders of depositary units. The imposition of any fee or charge, or change to them, will not be effective until the expiration of 30 days after the date of such notice, unless it becomes effective in the form of an amendment to the Depositary Agreement effected by us and the Depositary.

TERMINATION OF DEPOSITARY AGREEMENT

We may not terminate the Depositary Agreement unless the termination (1) is in connection with us entering into a similar agreement with a new depositary selected by the General Partner, (2) is as a result of our receipt of an opinion of counsel to the effect that the termination is necessary for us to avoid being treated as an "association" taxable as a corporation for federal income tax purposes or to avoid being in violation of any applicable federal or state securities laws or (3) is in connection with our dissolution.

The Depositary will terminate the Depositary Agreement, when directed to do so by us, by mailing notice of termination to the record holders of depositary units then outstanding at least 60 days before the date fixed for the termination in such notice. Termination will be effective on the date fixed in such notice, which date must be at least 60 days after it is mailed. Upon termination of the Depositary Agreement, the Depositary will discontinue the transfer of depositary units, suspend the distribution of reports, notices and disbursements and cease to perform any other acts under the Depositary Agreement, except in the event the Depositary Agreement is not being terminated in connection with us entering into a similar agreement with a new depositary, the Depositary will assist in the facilitation of the withdrawal of depositary units by holders who desire to surrender their depositary receipts.

RESIGNATION OR REMOVAL OF DEPOSITARY

The Depositary may resign as depositary and may be removed by us at any time upon 60 days' written notice. The resignation or removal of the Depositary becomes effective upon the appointment of a successor depositary by us and written acceptance by the successor depositary of its appointment. In the event a successor depositary is not appointed within 75 days of notification of such resignation or removal, the General Partner will act as depositary until a successor depositary is appointed. Any corporation into or with which the Depositary may be merged or consolidated will be the successor depositary without the execution or filing of any document or any further act.


                     THE PARTNERSHIP AGREEMENT AND CERTAIN
                           PROVISIONS OF DELAWARE LAW

The rights of a limited partner of the Company are set forth in the Partnership Agreement. The following is a summary of certain provisions of the Partnership Agreement and the agreement of limited partnership of Holdings, which is similar to the Partnership Agreement in all material respects. The following summary discusses certain provisions which relate to both, and is qualified in its entirety by reference to both the Partnership Agreement and the agreement of limited partnership of Holdings. A reference to the "Partnership Agreement" in this registration statement refers to both of the Partnership Agreement and the agreement of limited partnership of Holdings, unless otherwise indicated.

REMOVAL OF THE GENERAL PARTNER

Subject to certain limitations on the exercise by unitholders of voting rights, the General Partner may be removed by the written consent or affirmative vote of holders of depositary units owning more than 75% of the total number of all outstanding depositary units, voting as a class, then held by unitholders, including the General Partner and its affiliates to the extent that they are holders of depositary units. Upon the removal of the General Partner by holders of depositary units, the holders of depositary units will be obligated to elect a successor general partner and to continue the business of the Company. At the election of the General Partner, a successor general partner will be required, at the effective date of its admission as a general partner, to purchase the General Partner's 1% general partner interest directly from the General Partner for a price equal to its "fair market value," as described below.

If the General Partner does not elect to sell its interest, the successor general partner will be required to contribute to the capital of the Company cash in an amount equal to 1/99th of the product of the number of depositary units outstanding immediately prior to the effective date of such successor general partner's admission (but after giving effect to the conversion of the General Partner's general partner interest into depositary units described below) and the average price at which the depositary units had been trading over the 20-day period immediately preceding the successor general partner's admission. Thereafter, the successor general partner will be entitled to one percent (1%) of all partnership allocations and distributions.

If the General Partner chooses not to sell its 1% general partner interest directly to a successor general partner, the General Partner's general partner interest in the Company will be converted into depositary units, with the number of depositary units to be received to be based upon the "fair market value" of its general partner interest at the time of its removal and the average price at which the depositary units had been trading over the 20-day period preceding the effective date of the General Partner's departure. In this regard, the "fair market value" of the departing general partner's interest is the amount that would be distributable to the General Partner on account of the interest if the Company were to dispose of all of its assets in an orderly liquidation, commencing on the effective date of its removal at a price equal to the fair market value of those assets (discounted at the rate then payable on one-year U.S. Treasury obligations to the effective date of such removal to reflect the time reasonably anticipated to be necessary to consummate the sales), as agreed upon between the General Partner as the departing general partner and its successor, or, in the absence of an agreement, as determined by an independent appraiser.

Upon removal of the General Partner from the Company, the General Partner also will be removed as general partner of Holdings and its general partner interest in Holdings will either be purchased by the successor general partner or converted into depositary units (in which case the successor shall also contribute to the capital of Holdings) in the same manner as provided above with respect to the Company.

The Partnership Agreement provides that, upon the departure of the General Partner and the conversion of its general partner interest in the Company to depositary units, the Company will, at the request of the departing general partner, file with the Securities and Exchange Commission up to three registration statements under the Securities Act registering the offering and sale of all or a portion of the depositary units owned by the General Partner, including those depositary units received upon conversion of its general partner interest in the Company and Holdings. The cost of the first registrations will be borne by the Company and the cost of any other such registration will be borne by the General Partner.

WITHDRAWAL OF THE GENERAL PARTNER

The General Partner may withdraw, but only if:

-    the  withdrawal  is  with  the  consent  of  a  majority  interest;

- the General Partner, with the consent of a majority interest, transfers all of its interest as general partner in the Company;

- the transferee consents to be bound by the Partnership Agreement and the transferee has the necessary legal authority to act as successor general partner of the Company; and

- the Company receives an opinion of counsel to the effect that a vote by the unitholders and the admission of a new general partner is in conformity with local law, will not cause the loss of limited liability to the unitholders and will not cause the Company to be treated as an "association" taxable as a corporation for federal income tax purposes.

Notwithstanding the foregoing, the General Partner may, without the consent of the unitholders (to the extent permitted by law), transfer its interest as general partner in the Company to any person or entity that has, by merger, consolidation or otherwise, acquired all or substantially all of the assets or stock of the General Partner and continued its business, provided that such person or entity has a net worth no less than that of the General Partner and has accepted and agreed to be bound by the terms and conditions of the Partnership Agreement. The General Partner also may mortgage, pledge, hypothecate or grant a security interest in its interest as general partner in the Company without the consent of unitholders.

DISTRIBUTIONS

The General Partner has the power and authority to retain or use partnership assets or revenues as, in the sole and absolute discretion of the General Partner, may be required to satisfy the anticipated present and future cash needs of the Company, whether for operations, expansion, improvements, acquisitions or otherwise.

Subject to Section 17-607 of the Delaware Act and to the provision with respect to distributions upon liquidation or dissolution of the Company, the General Partner, in its sole and absolute discretion, may make such distribution from partnership assets or otherwise as it deems appropriate in its sole discretion, quarterly, annually or at any other time. Any distributions will be distributed to the General Partner and the record holders in accordance with their respective percentage interests.

Distribution of proceeds on liquidation or dissolution of the Company will be made; first to the payment of any debts and liabilities of the Company which are then due and payable; next to the establishment of such reserves as the General Partner deems reasonably necessary to provide for any future, contingent or unforeseen liabilities or obligations of the Company; and next pro rata in accordance with and to the extent of the positive balances in the General Partner's and record holders' respective capital accounts.

ALLOCATIONS OF INCOME AND LOSS

The Partnership Agreement provides, in general, that all items of income, gain, loss and deduction are allocated to the General Partner and to the holders of depositary units in accordance with their respective percentage ownership in the Company. Items allocated to the holders of depositary units are further allocated among them pro rata in accordance with the respective number of depositary units owned by each of them. The Company's income gain, and loss and deduction, for federal income tax purposes, will be computed on an annual basis and apportioned equally among the calendar months among the General Partner and record holders of depositary units in accordance with their percentage interests as of the close of business on the last day of the month in which taxable income or losses are apportioned. The Company's gains and losses from capital transactions generally will be allocated among the General Partner and record holders of depositary units in proportion to their percentage interests as of the close of business on the last day of the month in which such gains and losses occurred. However, if gain from a capital transaction is recognized by the Company over more than one calendar year, gain recognized by the Company in years subsequent to the year in which the capital transaction occurred shall be allocated in the same manner as income of the Company allocated.

AMENDMENT  OF  THE  PARTNERSHIP  AGREEMENT

     GENERAL

     Amendments to the Partnership Agreement may be proposed either by the General Partner or by unitholders owning at least 10% of the units outstanding. In order to adopt a proposed amendment, other than certain amendments discussed below, the General Partner is required to seek written consent of the unitholders or call a meeting to consider and vote upon the proposed amendment. The General Partner is not required to take further action with respect to any proposed amendment that, in the opinion of counsel, would be illegal under Delaware law if adopted. A proposed amendment will become effective only if approved by the General Partner in writing and approved by a majority interest of unitholders, unless a greater percentage is required by law or the Partnership Agreement.

     AMENDMENTS ADOPTED SOLELY BY THE GENERAL PARTNER

     The General Partner may amend the Partnership Agreement without the approval or consent of the limited partners to reflect:

     - any change in our name or the location of our principal place of our business;

     - the admission, substitution, withdrawal, or removal of partners in accordance with the Partnership Agreement;

     -    an  election to be bound by any successor statute to the Delaware Act;

     - any change that is necessary to qualify as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that we will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

     - any change that is necessary to qualify as a "real estate investment trust";

     - any change (i) that is inconsequential and does not materially adversely affect unitholders; (ii) to cure any ambiguity or to correct any provision; (iii) to satisfy any federal or state agency or contained in any federal or state statute; (iv) to facilitate the trading of the depositary units or comply with any requirements of any securities exchange on which the depositary units are listed for trading; (v) in connection with any action permitted to be taken by the General Partner in the case of the loss of partnership status; or
          (vi)  required  or  contemplated  by  the  Partnership  Agreement;

     - any change in any provision of the Partnership Agreement which requires any action to be taken by or on behalf of the Company pursuant to the requirements of applicable Delaware law if the provisions of applicable Delaware law are revised so that the taking of such action is no longer required; or

     -    any  other  amendments  similar  to  the  foregoing.

     PROHIBITED AMENDMENTS

     Notwithstanding the foregoing, unless approved by the General Partner in writing and, subject to limitations on the exercise by unitholders of voting rights, by all of the holders of depositary units, no amendment may be made to the Partnership Agreement if the amendment, in the opinion of counsel would result in the loss of the limited liability of unitholders or the Company as the sole limited partner of Holdings or would cause the Company or Holdings to be treated as an association taxable as a corporation for federal income tax purposes. In addition, no amendment to the Partnership Agreement may be made which would:

     - enlarge the obligations of the General Partner or any unitholder or convert the interest of any unitholder into the interest of a general partner;

     - modify the expense reimbursement payable to the General Partner and its affiliates pursuant to the Partnership Agreement or the fees and compensation payable to the General Partner and its affiliates pursuant to the agreement of limited partnership of Holdings;

     - modify the order and method for allocations of net income and net loss or distributions of net cash flow from operations without the consent of the General Partner or the unitholders adversely affected; or

     - amend sections of the Partnership Agreement concerning amendments of the agreement without the consent of unitholders owning more than 95% of the total number of depositary units outstanding then held by all unitholders.

ISSUANCE OF ADDITIONAL SECURITIES

The Company is authorized to issue additional depositary units or other securities from time to time to unitholders or additional investors without the consent or approval of unitholders. There is no limit to the number of depositary units or additional classes that may be issued. The board of directors of the General Partner has the power, without any further action by the unitholders, to issue securities with such designations, preferences and relative, participating or other special rights, powers and duties, including rights, powers and duties senior to existing classes of depositary units.

MEETINGS; VOTING RIGHTS OF UNITHOLDERS

Any action that is required or permitted to be taken by unitholders may be taken either at a meeting of the holders of depositary units or without a meeting if consents in writing setting forth the action so taken are signed by holders of depositary units owning not less than the minimum number of depositary units that would be necessary to authorize or take such action at a meeting. Meetings of the holders of depositary units may be called by the General Partner or by unitholders owning at least 10% of the total depositary units outstanding then owned by all such unitholders. Holders of depositary units may vote either in person or by proxy at meetings.

The General Partner manages and operates the Company. Unlike the holders of common stock in a corporation, holders of our outstanding depositary units have only limited voting rights on matters affecting our business. Holders of depositary units have no right to elect the General Partner on an annual or other continuing basis, and the General Partner generally may not be removed except pursuant to the vote of the holders of not less than 75% of the outstanding depositary units. In addition, removal of the General Partner may result in a default under our debt securities. As a result, holders of depositary units have limited say in matters affecting our operations and others may find it difficult to attempt to gain control or influence our activities.

Each unitholder will have one vote for each depositary unit as to which the unitholder has been admitted as a unitholder. A subsequent transferee of depositary units who has not been admitted as a unitholder of record with respect to the depositary units will have no voting rights with respect to the depositary units, even if such subsequent transferee holds other depositary units as to which it has been admitted as a unitholder. The voting rights of a unitholder who transfers a depositary unit will terminate with respect to that depositary unit upon its transfer, whether or not the subsequent transferee is admitted as a unitholder of record with respect thereto. The Partnership Agreement does not provide for annual meetings of the unitholders.

Unitholders have the right to vote on the following matters and the actions specified therein may be taken by the General Partner only with the affirmative vote, in person or by proxy, of a majority interest (except that a higher vote is required for (i) certain amendments to the Partnership Agreement discussed above, (ii) the removal of the General Partner and (iii) the continuation of the Company after certain events that would otherwise cause dissolution) and with a separate concurrence of the General Partner:

- the amendment of the Partnership Agreement, except for those amendments that may be made without unitholder approval as discussed above;

-    the  dissolution  of  the  Company;

-    the  election  of  a  liquidating  trustee;

- the approval or disapproval of any merger or consolidation of the Company; provided, however that no approval is required with respect to any such transaction which, in the sole and absolute discretion of the General Partner, (A) is primarily for the purpose of acquiring properties or assets, (B) combines the ongoing business operations of the entities with the Company as the surviving entity, or (C) is between the Company and Holdings;

- the approval or disapproval of a sale or other disposition (except upon dissolution and liquidation) of all or substantially all of our assets;

-    the  transfer  of  the  General  Partner's  partnership  interest;

-    the  withdrawal  of  the  General  Partner  as  the  general  partner;

-    the  election  of  a  successor  General  Partner;

-    the  removal  of  the  General  Partner;

- the election to reconstitute and continue the business rather than dissolve; and

- to consent to certain proposals submitted for the approval of the limited partners of Holdings.

As of December 9, 2011, Mr. Icahn, through affiliates, holds approximately 92.6% of our outstanding depositary units. As a result of these holdings, Mr. Icahn can exercise effective control over substantially all matters subject to unitholder consent or approval. Mr. Icahn's interests may differ from the interests of other unitholders.

RESTRICTION ON SHORT-FORM MERGERS

Neither the General Partner nor its affiliates will cause the Company (in the event that the Delaware Act is amended to permit partnerships to engage in short form merger transactions), or any successor entity of the Company, whether in its current form as a limited partnership or as converted to or succeeded by a corporation or other form of business association, to effect a merger or other business combination (in the event that such short-form merger statute applies to other business combinations) of the Company or such successor, in each case pursuant to Section 253 of the General Corporation Law of Delaware, or any successor statute, or any similar short-form merger statute under the laws of Delaware or any other jurisdiction. This provision does not apply to any other merger or business combination transaction. In addition, no amendment to this provision is permitted without a unanimous vote of the record holders, unless the amendment has been approved by the audit committee, in which event only a majority interest, as defined, is required for approval of the amendment.

LIABILITY OF GENERAL PARTNER AND UNITHOLDERS

The General Partner will be liable for all general obligations of the Company to the extent not paid by the Company. The General Partner will not, however, be liable for the nonrecourse obligations of the Company. Assuming that a unitholder does not take part in the control of the business of the Company and otherwise acts in conformity with the provisions of the Partnership Agreement, the liability of the unitholder will, under the Delaware Act, be limited, subject to certain possible exceptions, generally to the amount contributed by the unitholder or the unitholder's predecessor in interest to the capital of the Company, plus the unitholder's share of any undistributed partnership income, profits or property. However, under the Delaware Act, a unitholder who receives a distribution from the Company that is made in violation of the Delaware Act and who knew at the time of the distribution that the distribution was improper, is liable to the Company for the amount of the distribution. Such liability or liability under other applicable Delaware law (such as the law of fraudulent conveyances) ceases after expiration of three years from the date of the applicable distribution.

Under the Delaware Act, a partnership is prohibited from making a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the Company, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specified property of the Company, exceed the fair value of the assets of the Company (except that fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the Company only to the extent that the fair value of the property exceeds that liability). An assignee of a limited partner who becomes a substituted limited partner does not, under the Delaware Act, become liable for any obligation of the assignor to restore prior distributions.

REIMBURSEMENT OF EXPENSES

The Partnership Agreement requires us to reimburse the General Partner for expenses it reasonably incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by the General Partner in connection with conducting our business, including without limitation, salaries and rent. Such allocations are subject to periodic review by our Audit Committee.

BOOKS AND REPORTS

The General Partner is required to keep complete and accurate books with respect to the Company's business at the principal office of the Company. The books are maintained for financial accounting purposes on the accrual basis, in accordance with generally accepted accounting principles. The fiscal year of the Company is the calendar year.

Unitholders will be entitled to have access to the Company's books and certain other records at reasonable times upon reasonable notice to the General Partner, subject to certain limitations including those intended to protect confidential business information.

The General Partner will furnish to each unitholder, within 120 days after the close of each fiscal year, reports containing certain financial statements of the Company for the fiscal year, including a balance sheet and statements of income, unitholders' equity and changes in financial position, which will be audited by a nationally recognized firm of independent certified public accountants. Within 90 days after the close of each taxable year, the Company will use its best efforts to furnish to each unitholder as of the last day of any month during such taxable year such information as may be required by the unitholders for the preparation of their individual federal, state and local tax returns. This information will be furnished in summary form so that certain complex calculations normally required can be avoided. The Company's ability to furnish such summary information may depend on the cooperation of unitholders in supplying certain information to the Company.

POWER OF ATTORNEY

Pursuant to the Partnership Agreement, each unitholder of record appoints the General Partner and each of the General Partner's authorized officers as the unitholder's or substituted unitholder's attorney-in-fact:

- to enter into the Depositary Agreement and deposit the depositary units of the unitholder or substituted unitholder in the deposit account established by the Depositary and admit the holders of depositary units as limited partners in the Company, and

-    to  make,  execute,  file  and/or  record:

     o    instruments  with  respect  to  any  amendment  of  the  Partnership
          Agreement;

     o conveyances and other instruments and documents with respect to the dissolution, termination and liquidation of the Company pursuant to the terms of the Partnership Agreement;

     o financing statements or other documents necessary to grant or perfect a security interest, mortgage, pledge or lien on all or any of the assets of the Company;

     o instruments or papers required to continue the business of the Company pursuant to the Partnership Agreement;

     o instruments relating to the admission of substituted limited partners in the Company; and

     o all other instruments deemed necessary or appropriate to carry out the provisions of the Partnership Agreement.

The power of attorney is irrevocable, will survive the subsequent death, incompetency, dissolution, disability, incapacity, bankruptcy or termination of the granting unitholder, and will extend to such unitholder's heirs, successors and assigns.

DEATH, BANKRUPTCY OR INCOMPETENCY OF A UNITHOLDER

The death, bankruptcy or adjudication of incompetency of a unitholder will not dissolve the Company. In such event, the legal representatives of the unitholder will have all the rights of a unitholder for the purpose of settling or managing the estate and such power as the deceased, bankruptcy or incompetent unitholder possessed to assess, sell or transfer any part of his interest. The transfer of depositary units by the legal representative to any person or entity is subject to all of the restrictions to which such transfer would have been subject if it had been made by the deceased, bankrupt or incompetent unitholder.

TERMINATION, DISSOLUTION AND LIQUIDATION

The Company will continue until December 31, 2085, unless sooner dissolved or terminated and its assets liquidated upon the occurrence of the earliest of:

- the withdrawal, removal or bankruptcy of the General Partner (subject to the right of the unitholders to reconstitute and continue the business of the Company by written agreement of a majority interest and designation by them of a successor general partner within 90 days);

- the written consent or affirmative vote of a majority interest, with the approval of the General Partner, to dissolve and terminate the Company;

- the sale or other disposition of all or substantially all of the assets of the Company;

-    the  Company's  insolvency  or  bankruptcy;  or

-    any  other event causing or requiring a dissolution under the Delaware Act.

The unitholders' right to continue the Company described above is subject to the receipt of an opinion of counsel to the effect that the continuation and the selection of a successor general partner will not result in the loss of limited liability of the unitholders and will not cause the Company to be treated as an association taxable as a corporation for federal income tax purposes. Upon dissolution, the General Partner or other entity or person authorized to wind up the affairs of the Company will proceed to liquidate the assets of the Company and apply the proceeds of liquidation in the order of priority set forth in the Partnership Agreement.

BUSINESS OPPORTUNITIES

The Partnership Agreement provides that the General Partner and its affiliates are permitted to have other business interests and may engage in other business ventures of any nature whatsoever, and may compete directly or indirectly with our business. Mr. Icahn and his affiliates currently invest in assets that may be similar to those in which we may invest and Mr. Icahn and his affiliates intend to continue to do so. We do not have any right to participate therein or receive or share in any income or profits derived therefrom.





ITEM 2. EXHIBITS.

The  following exhibits are incorporated herein by reference as indicated below:

Exhibit No.         Description
-----------         -----------
3.1                 Certificate  of  Limited  Partnership  of  Icahn Enterprises
                    L.P.,  f/k/a  American  Real  Estate  Partners, L.P. ("Icahn
                    Enterprises") dated February 17, 1987, as thereafter amended from time to time (incorporated by reference to Exhibit 3.1 to Icahn Enterprises' Form 8-K (SEC File No. 1-9516), filed on September 20, 2007).

3.2 Amended and Restated Agreement of Limited Partnership of Icahn Enterprises, dated May 12, 1987 (incorporated by reference to Exhibit 3.2 to Icahn Enterprises' Form 10-Q for the quarter ended March 31, 2004 (SEC File No. 1-9516), filed on May 10, 2004).

3.3 Amendment No. 1 to the Amended and Restated Agreement of Limited Partnership of Icahn Enterprises, dated February 22, 1995 (incorporated by reference to Exhibit 3.3 to Icahn Enterprises' Form 10-K for the year ended December 31, 1994 (SEC File No. 1-9516), filed on March 31, 1995).

3.4 Amendment No. 2 to the Amended and Restated Agreement of Limited Partnership of Icahn Enterprises, dated August 16, 1996 (incorporated by reference to Exhibit 10.1 to Icahn Enterprises' Form 8-K SEC File No. 1-9516), filed on August 16, 1996).

3.5 Amendment No. 3 to the Amended and Restated Agreement of Limited Partnership of Icahn Enterprises, dated May 9, 2002 (incorporated by reference to Exhibit 3.8 to Icahn Enterprises' Form 10-K for the year ended December 31, 2002 (SEC File No. 1-9516), filed on March 31, 2003).

3.6 Amendment No. 4 to the Amended and Restated Agreement of Limited Partnership of Icahn Enterprises, dated June 29, 2005 (incorporated by reference to Exhibit 3.1 to Icahn Enterprises' Form 10-Q for the quarter ended March 31, 2005 (SEC File No. 1-9516), filed on June 30, 2005).

3.7 Amendment No. 5 to the Amended and Restated Agreement of Limited Partnership of Icahn Enterprises, dated September 17, 2007 (incorporated by reference to Exhibit 99.1 to Icahn Enterprises' Form 8-K (SEC File No. 1-9516), filed on December 21, 2007).

3.8 Amendment No. 6 to the Amended and Restated Agreement of Limited Partnership of Icahn Enterprises, dated December 17, 2007 (incorporated by reference to Exhibit 99.1 to Icahn Enterprises' Form 8-K (SEC File No. 1-9516), filed on December 21, 2007).

3.9 Certificate of Limited Partnership of Icahn Enterprises Holdings L.P., f/k/a American Real Estate Holdings Limited Partnership ("Icahn Enterprises Holdings"), dated February 17, 1987, as amended pursuant to the First Amendment thereto, dated March 10, 1987 (incorporated by reference to Exhibit 3.5 to Icahn Enterprises' Form 10-Q for the quarter ended March 31, 2004 (SEC File No. 1-9516), filed on May 10, 2004, as further amended pursuant to the Certificate of Amendment thereto, dated September 17, 2007 (incorporated by reference to Exhibit 3.9 to Icahn Enterprises' Form 10-K for the year ended December 31, 2007 (SEC File No. 1-9516), filed on March 17, 2008).

3.10 Amended and Restated Agreement of Limited Partnership of Icahn Enterprises Holdings, dated as of July 1, 1987 (incorporated by reference to Exhibit 3.5 to Icahn Enterprises' Form 10-Q for the quarter ended March 31, 2004 (SEC File No. 1-9516), filed on May 10, 2004).

3.11 Amendment No. 1 to the Amended and Restated Agreement of Limited Partnership of Icahn Enterprises Holdings, dated August 16, 1996 (incorporated by reference to Exhibit 10.2 to Icahn Enterprises' Form 8-K (SEC File No. 1-9516), filed on August 16, 1996).

3.12 Amendment No. 2 to the Amended and Restated Agreement of Limited Partnership of Icahn Enterprises Holdings, dated June 14, 2002 (incorporated by reference to Exhibit 3.9 to Icahn Enterprises' Form 10-K for the year ended December 31, 2002 (SEC File No. 1-9516), filed on March 31, 2003).

3.13 Amendment No. 3 to the Amended and Restated Agreement of Limited Partnership of Icahn Enterprises Holdings, dated June 29, 2005 (incorporated by reference to Exhibit 3.2 to Icahn Enterprises' Form 10-Q for the quarter ended March 31, 2005 (SEC File No. 1-9516), filed on June 30, 2005).

3.14 Amendment No. 4 to the Amended and Restated Agreement of Limited Partnership of Icahn Enterprises Holdings, dated September 17, 2007 (incorporated by reference to Exhibit
                    3.11 to Icahn Enterprises' Form 10-K for the year ended December 31, 2007 (SEC File No. 1-9516), filed on March 17,
                    2008).

4.1 Depositary Agreement among Icahn Enterprises, Icahn Enterprises G.P. Inc., f/k/a American Property Investors, Inc. ("Icahn Enterprises GP") and Registrar and Transfer Company, dated as of July 1, 1987 (incorporated by reference to Exhibit 4.1 to Icahn Enterprises' Form 10-Q for the quarter ended March 31, 2004 (SEC File No. 1-9516), filed on May 10, 2004).

4.2 Amendment No. 1 to the Depositary Agreement dated as of February 22, 1995 (incorporated by reference to Exhibit 4.2 to Icahn Enterprises' Form 10-K for the year ended December 31, 1994 (SEC File No. 1-9516), filed on March 31, 1995).

4.3                 Form  of  Transfer Application (incorporated by reference to
                    Exhibit 4.4 to Icahn Enterprises' Form 10-K for the year ended December 31, 2004 (SEC File No. 1-9516), filed on March 16, 2005).

4.4                 Specimen  Depositary  Receipt  (incorporated by reference to
                    Exhibit 4.3 to Icahn Enterprises' Form 10-K for the year ended December 31, 2004 (SEC File No. 1-9516), filed on March 16, 2005).

                                   SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ICAHN ENTERPRISES L.P.
(Registrant)

Date: December 9, 2011

By: /s/ Dominick Ragone
    -------------------
    Name: Dominick Ragone
    Title: Chief Financial Officer